Exhibit 10.2

LICENSE AGREEMENT

This license agreement is made by and between Aquila Biopharmaceuticals, Inc., a Delaware corporation having offices at 175 Crossing Boulevard, Framingham, MA 01702 (“Aquila”), Neuralab Limited, a company incorporated in Bermuda, do EISL 1025 St. James Court, Flatts, Smiths, FLO4, Bermuda (“Neuralab”) and Elan Biopharmaceuticals, Inc., a Delaware corporation having offices at 800 Gateway Boulevard, South San Francisco, California 94080 (“Elan”), (each singularly a “Party” and collectively the “Parties”) with reference to the following:

RECITALS

WHEREAS, Aquila is performing research and development in the field of purified saponins from the tree Quillaja saponaria, and uses thereof as an immune adjuvant; and

WHEREAS, Neuralab is performing research and development in the field of vaccines and therapeutics for Alzheimer’ s disease and is interested in licensing Aquila’s rights to such purified saponins for use as an immune adjuvant with such vaccines and therapeutics;

THEREFORE, the parties agree as follows:

1.	Definitions. The following terms shall have the following meanings for purposes of this Agreement:

1.1	“Adjuvant” means the compound or compounds comprising [**] QS-21 isolated from the tree Quillaja saponaria, [**] of [**].

1.2	“Affiliate” means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by, or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) or greater of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling, or under common control with a party to this Agreement. Notwithstanding the foregoing, for the purposes of this Agreement only Elan and its Affiliates shall be considered Affiliates of Neuralab.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.3	“Agreement” means this License Agreement, including any exhibits, schedules or other attachments thereto, as any of the foregoing may be validly amended from time to time.

1.4	“Aquila” means Aquila Biopharmaceuticals, Inc., a Delaware Corporation, it’s Affiliates, and its successors and permitted assigns.

1.5	“Commercial Introduction” means on a country-by-country basis the date of first commercial sale (other than for purposes of obtaining regulatory approval) of a Licensed Product by Neuralab or its Sublicensees in such country.

1.6	“Effective Date” is November 23, 1999.

1.7	“Elan” means Elan Pharmaceuticals, Inc., a Delaware corporation having offices at 800 Gateway Boulevard, South San Francisco, California 94080, its Affiliates and its permitted successors and assigns.

1.8	“FDA” means the United States Food and Drug Administration.

1.9	“Field of Use” means the use of Licensed Product for the prevention or treatment of Alzheimer’s disease.

1.10	“Good Clinical Practice” means such practices as are prescribed by the FDA’s “Good Clinical Practice Consolidated Guideline.”

1.11	“Know-how” means materials, data, results, formulae, designs, specifications, methods, processes, improvements, techniques, ideas, discoveries, technical information, process information, clinical information and any other information. whether or not any of the foregoing is patentable, known to and which is confidential (in accordance with Section 9.1 hereof) and proprietary to Aquila now or hereafter during the Term, to the extent that any of the foregoing relates to any Licensed Patent Rights or the development, manufacture, use or sale of Adjuvant in connection with the development, manufacture, use or sale of any Licensed Product; provided however, that the term “Know how” shall not include any of the foregoing that is [**].

1.12	“Licensed Patent Rights” means any and all patent applications and patents (including inventor’s certificates and utility models) throughout the world, including any substitutions, extensions, reissues, reexaminations, renewals,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

divisions, continuations and continuation-in-parts of the foregoing, which Aquila now or hereafter during the Term owns or controls (solely or jointly) or under which Aquila has the right to grant sublicenses (regardless of any royalty or other payments to a Third Party required of Aquila), to the extent that any of the foregoing covers, in whole or in part, the [**] the development, manufacture, use, importation, offer for sale, or sale of any Licensed Product. “Licensed Patent Rights” shall include, without limitation, the patents listed on Exhibit “A” attached and incorporated into this Agreement.

1.13	“Licensed Product” means any product comprising [**] or an [**] thereof (the [**] comprising at least [**] from [**]) in combination with the Adjuvant. [**] is an internal [**] of [**] termed [**].

1.14	“Licensed Territory” means the world.

1.15	“Net Sales” means the gross invoiced sales price of all Licensed Products sold by Neuralab or its Sublicensees to Third Party end users, after deduction of the following items to the extent such items are incurred, taken or borne by the seller thereof and do not exceed reasonable and customary amounts in the market in which such sale occurred: (a) trade, cash or quantity discounts or rebates; (b) credits or allowances given or made for rejection or approved return of goods ; (c) taxes or government charges, duties or tariffs (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product. Sales between Neuralab and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or Sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Party end users by such Affiliates or Sublicensees.

1.16	“Neuralab” mean a company incorporated in Bermuda, do EISL 1025 St. James Court, Flatts, Smiths, FLO4, Bermuda.

1.17	“Party” and “Parties” are defined in the introductory paragraph.

1.18	“Sublicense” shall mean an agreement or arrangement pursuant to which such a sublicense has been granted as defined in Section 2.2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.19	“Sublicensee(s)” means a Third Party granted a Sublicense.

1.20	“Term” is defined in Section 10. 1.

1.21	“Third Party” means any party other than a party to this Agreement, the Supply Agreement, their respective Affiliates and a Sublicensee.

1.22	“Valid Claim” means a claim in an issued, unexpired patent in the Licensed Patent Rights, which has not been held invalid, unpatentable or unenforceable in an unappealed or unappealable decision of a court or other governmental body of competent jurisdiction, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding.

2.	License.

2.1	Grant of License Rights. Aquila hereby grants to Neuralab an exclusive license within the Licensed Territory to use the Know-how and practice the Licensed Patent Rights to develop, make, have made, use, sell, offer for sale, import, and have sold Licensed Products within the Field of Use.

2.2	Sublicenses. Neuralab shall have the right to grant sublicenses of its rights under this Agreement with respect to Licensed Products (Neuralab shall have no right to grant sublicenses to the Adjuvant alone) only as follows:

(a)	Neuralab may grant a sublicense to a Third Party for purposes of manufacturing the Licensed Products developed by or under continuing development by Neuralab; and

(b)	Neuralab may grant a sublicense to a Third Party that enters into a joint development, joint venture agreement or similar type of arrangement with Neuralab in connection with Licensed Products to be developed by Neuralab and the Third Party.

(c)	Neuralab may grant a sublicense to a Third Party for purposes of marketing the Licensed Products where local law requires a local party to market the Licensed Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Neuralab shall promptly notify Aquila of the execution of each Sublicense and shall provide Aquila with a copy of same. All such agreements shall constitute proprietary information of Neuralab and Aquila shall maintain the confidentiality of such agreements in accordance with the terms and conditions of Section 9.

2.3	[**] Transfer of [**] and [**]. Aquila shall promptly transfer to Neuralab existing [**] and [**] for purposes of Neuralab’s research and development (including but not limited to pre-clinical trials and human clinical trials but excluding [**] relating to the [**] of the Adjuvant) with respect to Licensed Products. On an [**] [**] the [**], Aquila shall [**] and [**] to Neuralab [**] and [**] (exclusive of [**] to the [**] the [**]) then [**], whether or not [**], and [**] and [**] then [**].

3.	Schedule of Payments to Aquila.

3.1	Initial Payments. Neuralab has paid to Aquila a one-time non-refundable license fee equal to [**] upon a signed letter agreement for [**] (and Aquila acknowledges receipt thereof). Neuralab shall pay Aquila an additional [**] within [**] after the [**] of a [**].

3.2	Milestones. Within [**] after achievement of each of the milestones set forth below for each Licensed Product in the Field of Use, Neuralab will pay to Aquila the milestone payments set forth below:

(a)	[**] upon [**] of the [**] in the [**] (or its [**]).

(b)	[**] upon [**] of the [**] in the [**] (or its [**]).

(c)	[**] upon the [**] (or [**]) with the [**] or the [**] in a [**]; and

(d)	[**] upon [**] of such [**] (or [**]) or the [**] in a [**].

Neuralab shall promptly give Aquila notice of the occurrence of each milestone. If any milestone is achieved with respect to the Licensed Product, and at such time any one or more of the previously listed milestones have not been achieved with respect to such Licensed Product, then at the time of the payment of the milestone payment for such achieved milestone, Neuralab shall pay to Aquila the previously unpaid payments for such unmet milestones.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.3	Royalties and Sublicense fees. Subject to the other terms of this agreement, Neuralab shall pay to Aquila royalties and Sublicense fees as follows:

(a)	During the term of the Agreement, Neuralab will pay to Aquila during each calendar year a royalty of [**] of Net Sales of Licensed Product until Net Sales of such Product [**] reach [**]; thereafter until the end of [**], Neuralab will pay to Aquila a royalty equal to [**] of subsequent Net Sales of Licensed Product. Neuralab will pay to Aquila a royalty equal to [**] of subsequent Net Sales of Licensed Product. Neuralab will make royalty payments on a country-by-country basis for the longer of (i) [**] from first commercial sale of Licensed Product, or (ii) if a Valid Patent for the Licensed Product is issued in that country, until the expiration of the last to expire of the Valid Patents.

(b)	In the event that Neuralab should enter into a Sublicense for Licensed Product, Neuralab will pay to Aquila [**] of all Sublicense fees received by Neuralab from its Sublicensees for Licensed Products up until [**] of the [**], which shall be understood to [**], [**] of [**] and [**], and [**] but [**] all [**] or [**], co-[**,**] and [**].

3.4	Excluded Products. Notwithstanding any other provision of this Agreement, Neuralab shall not be obligated to pay Aquila milestone, royalty or other types of payments with respect products developed or acquired by Neuralab within the Field of Use which do not constitute Licensed Products, including but not limited to, [**] or [**], [**] without an [**], [**] with [**] other than [**], and other [**] of [**] an [**] to [**]. If Licensed Products are used for [**] to [**] for use in [**], such [**] are not [**].

4.	Royalty Payments, Reports and Records.

4.1	Commercial Introduction. Neuralab shall promptly give Aquila notice of the occurrence of Commercial Introduction of the Licensed Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.2	Royalty Payments.

(a)	Payments: Deduction of Taxes. After the date of Commercial Introduction of the first Licensed Product, a royalty report and payment under this Agreement on Net Sales will be due and payable from Neuralab to Aquila within [**] after [**], [**] and [**] of each calendar year. Payments due under Section 3.3(b) attributable to Sublicense fees shall be made at the end of the quarter when such license fees are payable. Neuralab will remit any such payment due to Aquila under this Agreement by check payable to Aquila. Any tax paid or required to be withheld by Neuralab on account of royalties payable to Aquila under this Agreement shall be deducted from the amount of royalties otherwise due. Neuralab shall make applicable withholding payments due on behalf of Aquila and shall promptly provide Aquila with written documentation of any such taxes withheld and paid by Neuralab or its Sublicensees for the benefit of Aquila.

(b)	Foreign Currency Conversion. For sales of any Licensed Product that occur in a currency other than United States dollars (‘foreign currency sales’), the quarterly royalty payment will be calculated as follows:

[**] = United States dollars royalty payment on foreign currency sales, where

[**] = foreign currency Net Sales per quarter

[**] = foreign exchange conversion rate, expressed in local currency per United States dollar (using as the applicable foreign exchange conversion rate the average of the rate published in the Wall Street Journal or any other mutually agreed-upon source for the last business day of each of the [**] of the quarter); and

[**] = the royalty rate applicable to such Net Sales under Section 12.

4.3	Royalty Reports. After the date of Commercial Introduction of the first Licensed Product Neuralab shall render to Aquila, together with the royalty payment due under Section 4.2 for a given calendar quarter, within [**] of the end of such quarter, a written account for such calendar quarter showing (a) total gross sales and Net Sales, and the total

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

gross royalty and license fee revenues paid to Neuralab by any Sublicensee(s) during such calendar quarter, and (b) a calculation of the royalty rate and royalties payable under Section 3.3 (including, in the case of foreign currency sales, the total foreign currency Net Sales during such calendar quarter, the applicable foreign exchange conversion rate(s) and the total United States dollar royalty payment amount).

4.4	Neuralab’s Recordkeeping and Inspection. After the date of Commercial Introduction of the first Licensed Product, Neuralab shall keep for at least [**] records of all sales of Licensed Products in sufficient detail to permit Aquila to confirm the accuracy of Neuralab’s royalty calculations. At the request of Aquila no more frequently than [**], upon at [**] prior written notice to Neuralab from Aquila, and at the expense of Aquila (except as otherwise provided below), Neuralab shall permit a nationally recognized, independent certified public accountant selected by Aquila and acceptable to Neuralab to inspect, during regular business hours, any such Neuralab records for the then-preceding [**] solely to the extent necessary to verify such calculations, provided that such accountant in advance has entered into a confidentiality agreement with Neuralab [(**] to the[**] of [**)] limiting the disclosure of such information to[**] of the [**]. Results of any such inspection shall be made available to both Parties. If such inspection reveals a deficiency in the calculation of royalties resulting in an underpayment to Aquila [**] or more, Neuralab shall pay all reasonable costs and expenses of such inspection.

5.	Due Diligence.

5.1	Maintenance of License. In order to maintain the license granted pursuant to Section 2.1 with respect to a designated Licensed Product, Neuralab, Elan and their sublicensees collectively, shall, commencing [**], either:

(a)	[**]of [**] than [**], or

(b)	Achieve the following objectives:

(i)	[**] a [**] for a [**] within [**] after the Effective Date.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(ii)	[**] a [**] within [**] of the Effective Date.

(iii)	[**] for a [**] within [**] after the Effective Date.

(iv)	[**] and [**] of a [**] within [**] after the Effective Date.

If Neuralab shall fail to achieve any of the above objectives and such failure shall remain unremedied for a period of [**] after notice of such failure to Neuralab by Aquila (the “Grace Period”), this license shall [**] the [**] of [**]. Notwithstanding the foregoing, if such failure is a result of Neuralab not having obtained a third party license necessary to make, use or sell Licensed Products and reasonable evidence is submitted by Neuralab to Aquila that such license can be obtained in a reasonable period of time, Neuralab may request that the Grace Period be extended for a period of time set forth in the request. Aquila shall not unreasonably withhold its consent to such extension but in no event shall the Grace Period exceed [**]. Aquila shall not unreasonably withhold its consent to any reasonable revision in the preceding schedule requested in writing by Neuralab and supported by reasonable evidence of technical difficulties or delays in the clinical studies or regulatory process that could have not have been reasonably anticipated or avoided. Notwithstanding the foregoing, Aquila shall not have the right to terminate the license for failure of Neuralab to meet a goal if such failure is a result of (i) Aquila’s failure to meet its obligations hereunder, or (ii) an action brought by a third party claiming that the use of the Adjuvant in Licensed Products infringed a patent of such third party.

If Neuralab elects to stop development of Licensed Products, this license shall automatically terminate.

5.2	Pre-Clinical and Clinical Programs. Neuralab shall conduct the human clinical trials in accordance with Good Clinical Practice, reporting adverse events to Aquila and the FDA. Neuralab agrees, subject to regulatory guidelines and restrictions, to provide Aquila with all safety information developed during the course of its studies in humans on the Licensed Products. Neuralab shall provide Aquila with a [**] of the [**] involving the Adjuvant and consider

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

in good faith Aquila’s comments on such [**] involving the Adjuvant. Neuralab also agrees to provide Aquila with a [**] of the [**] and to [**] the [**] in accordance with the [**]. Neuralab shall prepare and deliver to Aquila a copy of a [**] to be used in connection with [**] involving the Adjuvant. Neuralab or its Sublicensees shall be solely responsible for the conduct of preclinical and human clinical testing, regulatory filings, applications and approvals, and expenses in connection with such clinical development plan. All such information shall constitute proprietary information of Neuralab and Aquila shall maintain the confidentiality of such agreements in accordance with the terms and conditions of Section 9 below. Without limiting the generality of the foregoing, Aquila warrants that it shall maintain confidential the [**].

In connection with all of the foregoing:

(a)	Aquila Cooperation. Aquila shall cooperate with and assist Neuralab, its Affiliates andlor Sublicensees in the preparation and filing of information with respect to the Adjuvant for use in any Investigational New Drug application, Product License Application or any other regulatory filings throughout the Licensed Territory with respect to the Licensed Product. Without limiting the generality of the foregoing, for purposes of supporting all pre-clinical and human clinical trials and all regulatory filings, applications and approvals on the part of Neuralab with respect to the Licensed Product, Aquila hereby agrees that on an on-going basis during the Term: (i) Aquila shall permit Neuralab and its Sublicensees to reference Aquila’s drug master file for the Adjuvant with the FDA for clinical trials conducted by Neuralab using the Adjuvant; (ii) to the extent not subject to the proprietary rights of third parties, Aquila shall deliver to Neuralab a copy of Aquila’s [**] regarding the Adjuvant and provide [**] to the [**] and (iii) an Aquila representative, at Neuralab’s request, shall attend periodic meetings to discuss the progress of clinical trials of the Licensed Products. Neuralab will reimburse Aquila for the foregoing assistance only for its reasonable out-of-pocket expenses, including but not limited to travel, and engaging outside services subject to the prior approval of Neuralab.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)	[**] Reporting. On an on-going basis during the Term and for the shorter of (i) [**] after the expiration or termination of this Agreement or (ii) the term during which either party has [**] responsibilities for the Licensed Products or Adjuvant, [**] agrees to provide [**] with any [**] in its possession which indicates [**] with the Adjuvant or any [**] the Adjuvant (including but not limited to Licensed Products).

(c)	Neuralab’s Regulatory Reports. Within [**] of the Effective Date and on [**] basis thereafter (commencing with the [**] anniversary of the Effective Date), Neuralab will provide Aquila with (i) a written report summarizing the clinical trials (including the number of people in such trials), regulatory filings, applications and approval with respect to any License Product that Neuralab or its sublicensees (a) have made, sought or obtained in the prior [**] period and (b) reasonably expect to make, seek or attempt to obtain in the ensuing [**] period following the day of the report; and (ii) results of clinical trials conducted by Neuralab using the Adjuvant. Any and all such reports shall be considered confidential and proprietary information of Neuralab in accordance with Section 9, however, Neuralab grants permission to Aquila to submit any safety data supplied by Neuralab relative to human subjects to the FDA and other relevant agencies solely for the purpose for inclusion in the Adjuvant drug master file or comparable filing.

6.	Representations and Warranties of Neuralab.

6.1	Neuralab represents and warrants to Aquila as follows:

(a)	Organization, Standing and Authority. Neuralab is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. Neuralab has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. Neuralab has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Neuralab corporate action. The performance by Neuralab of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

7.	Representations and Warranties of Aquila.

7.1	Aquila represents and warrants to Neuralab as follows:

(a)	Organization, Standing and Authority. Aquila is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Aquila has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. Aquila has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement.

The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Aquila corporate action. The performance by Aquila of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party. Aquila has the full right and legal capacity to provide in the Licensed Territory all rights to the Know-how and Licensed Patent Rights in the Field of Use granted to Neuralab hereunder.

(b)	Proceedings or Claims. There are no adverse proceedings, claims or actions pending, or to the best of Aquila’s knowledge, threatened, relating to the Know-how and/or Licensed Patent Rights and at the time of disclosure and delivery thereof to Neuralab. Aquila shall have the full right and legal capacity to disclose and deliver the Know-how and Licensed Patent Rights in the Field of Use to Neuralab without violating the rights of third parties. Aquila makes no representations or warranties as to the validity or scope of any Licensed Patent Rights or that the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

manufacture, use, sale or other disposal of the Licensed Products is or will be free from infringement of patents of third parties. However, Aquila hereby represents that it has no present knowledge that Licensed Patent Rights are invalid or that their exercise would infringe patent rights of third parties.

8.	Liability.

8.1	Indemnification by Neuralab. Neuralab shall indemnify and hold Aquila harmless against any liability, damages or loss from any claims, demands, suits, or other proceedings arising out of, based on or caused by Neuralab’s activities with respect to the Licensed Products, except to the extent that such liability, damage, claim or loss is due to the failure of the Adjuvant to conform to the Specifications as that term is defined in the Supply Agreement of even date between the parties. Each Party shall promptly notify the other Party of any such claim or demand that comes to its attention. Aquila shall permit Neuralab to control the investigation, preparation and defense thereof (including any compromise or settlement thereof and any appeal) and provide reasonable assistance to Neuralab, at Neuralab’s expense, in that regard.

8.2	Liability. Each Party assumes full responsibility and liability for any injury, damage or expense which it or its employees, agents and invitees incur and which arise from its manufacture, handling and use of the Adjuvant or Licensed Products, except to the extent such injury, damage or expense is subject to an indemnification obligation hereunder.

8.3	Indemnification by Aquila. Aquila will defend, indemnify and hold harmless Neuralab against any and all claims, actions, liabilities, damages, losses, costs or expense (including reasonable attorneys’ fees) based upon a failure of the Adjuvant to conform to the Specifications, as that term is defined in the Supply Agreement of even date between the Parties, except to the extent that such liability, damage, claim or loss is due to the intentional or grossly negligent act or omission of Neuralab. Each Party shall promptly notify the other Party of any such claim or demand that comes to its attention. Neuralab shall permit Aquila to control the investigation, preparation and defense thereof (including any compromise or settlement thereof and any appeal) and provide reasonable assistance to Aquila, at Aquila’s expense, in that regard.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.	Confidentiality.

9.1	Confidentiality. The period of disclosure of confidential information, including but not limited to information regarding this agreement (hereinafter referred to as “Information”), shall begin as the date of this agreement.

(a)	Upon the transmission and receipt of Information:

(i)	A confidential relationship with respect to such Information will immediately be established between Neuralab and Aquila;

(ii)	Neuralab and Aquila will each use reasonable care (which shall be a least such care it uses with respect to its own Information) to prevent disclosure or release of the other Party’s Information to any Third Party, except with the other Party’s prior written authorization and consent. Each Party will limit internal dissemination of Information to its [**] or [**] whose duties justify their need to know such Information, and then only on the basis of a clear understanding by those [**] or [**] of their obligation to maintain the proprietary and confidential status of such Information and to restrict the use of such Information solely to the purposes of this agreement; and

(iii)	Other than for the purposes of this Agreement, and except with written authorization and consent, neither Party will use the other Party’s Information for its own benefit or for the benefit of others.

(b)	All information given or transmitted under the terms of this Agreement will be considered to be the transmitting party’s Information, arid will remain such, unless as to the item of Information, such Information: (i) was lawfully in the possession of the receiving party prior to the date of disclosure; (ii) becomes public or available to the public otherwise than through any act or default of the receiving party amounting to breach of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

this Agreement; (iii) has been lawfully obtained by the receiving party from a Third Party in lawful possession of such Information; (iv) was independently developed by the receiving party without using the disclosing party’s Information ; or (v) is required to be disclosed by the receiving party to any governmental agency or court of competent jurisdiction, provided in such case that the receiving party shall provide to the disclosing party written notice and reasonable opportunity to object to such disclosure or to request confidential treatment thereof and shall reasonably cooperate in any such efforts by the disclosing party.

(c)	In order to be protected under this agreement, Information disclosed by either party must be plainly marked as “CONFIDENTIAL” (or, in the case of oral disclosure, confirmed within [**] in writing as being proprietary or confidential).

(d)	The obligations under Section 9 of this Agreement shall survive and continue for [**] after termination of this Agreement. Upon expiration of Section 9 of this Agreement, all written or tangible Information acquired either party hereunder shall be returned to the transmitting party, except that one copy of the disclosed Information may be retained in each party’s legal department files solely for the purpose of insuring compliance with its obligations herein.

9.2	Permitted Disclosures. Each Party may disclose the other Party’s information to the extent such disclosure is reasonably necessary in [**] or [**], [**], [**] or [**] or [**], [**] with [**] or [**], or, in the case of Neuralab and its Sublicensees, [**] or [**] or [**] or [**] with respect to [**]; provided, however, that if a Party is required to make any disclosure of the other Party’s Information furnished pursuant to this Agreement, it will give reasonable advance notice of such disclosure requirements to the other Party and, except to the extent inappropriate as in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10.	Term and Termination.

10.1	Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in this Section 10, shall expire on the date royalties are no longer payable by Neuralab to Aquila under Section 3.3 (the “Term”), upon which expiration Neuralab shall thereafter have in perpetuity a royalty-free license in the Licensed Territory to [**] and practice the Licensed Patent Rights to develop, make, have made, use and sell Licensed Products in the Field of Use without any accounting to Aquila.

10.2	Material Breach. Subject to Section 13.6, failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within [**] after the receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to the other Party. The right of a Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

10.3	Accrued Rights, SurvivingObligations, Sublicensees. Expiration or any termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination. Such expiration or termination shall not relieve either Party from obligations which are expressly indicated to survive expiration or termination of this Agreement, which obligations include, without limitation, those under Sections 4.4, 5.2(b), 7, 9, 11 and 12. Upon termination of this Agreement for any reason, any Sublicensee of Neuralab not then in default shall have the right to seek a license from Aquila. Aquila agrees to negotiate with such Sublicensee in good faith, but shall be under no obligation to grant such license.

10.4	Termination by Neuralab. Neuralab may terminate this Agreement [**] by giving [**] written notice to Aquila, provided Neuralab shall be obligated to fulfill its obligations under any binding purchase order outstanding; and, if at the time of termination, Aquila shall have made irrevocable commitments for the establishment of capacity to supply Neuralab’s requirements, the parties shall negotiate in good faith a termination payment to compensate

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Aquila for excess capacity; and further provided that upon such termination all rights to Know-how and Licensed Patent Rights shall revert to Aquila.

11.	Patents.

11.1	Inventions. Title to any Licensed Patent Rights will follow inventorship, which will in turn be determined in accordance with United States laws of inventorship and written evidence of the Parties. Designation of inventors on any patent application is a matter of law and will be solely within the discretion of qualified patent counsel of Aquila and Neuralab.

11.2	Patent Prosecution Strategy. Subject to the other terms of this Agreement:

(a)	Aquila Solely Owned Licensed Patent Rights. During the Term, the filing, prosecution and maintenance of Licensed Patent Rights solely owned by Aquila will be under the control of Aquila, at its sole cost and expense.

(b)	Jointly Owned Licensed Patent Rights. During the Term, the filing, prosecution and maintenance of any Licensed Patent Rights jointly owned by the Parties will be under the control of the Party from whom the majority of the data underlying such Licensed Patent Rights arose (the ‘controlling Party”), and the controlling Party is authorized to undertake such filings, prosecutions and maintenance at its sole cost and expense, using patent counsel reasonably satisfactory to the non-controlling Party and with the reasonable cooperation of the non-controlling Party and its employees, provided that: (i) the controlling Party notifies the non-controlling Party reasonably prior to the filing of any such Licensed Patent Rights by the controlling Party and permits review of such proposed Licensed Patent Rights by the non-controlling Party, (ii) the controlling Party provides the non-controlling Party promptly with copies of all communications received by the controlling Party, (iii) the controlling Party keeps the non-controlling Party reasonably informed of the status of such Licensed Patent Rights, and (iv) the controlling Party provides the non- controlling Party notice at least [**] in advance of taking or failing to take any action that would affect the scope or validity of any such Licensed

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Patent Rights (including but not limited to substantially narrowing or canceling any claim, abandoning any such Licensed Patent Rights or not filing or perfecting the filing of any such Licensed Patent Rights in any country), with prior written notice of such proposed action or inaction so that the non-controlling Party has a reasonable opportunity to review and make comments. Either Party may assign its rights to any jointly owned Licensed Patent Rights to the other Party, who will have the right in its discretion, to assume the prosecution and maintenance thereof at its sole expense and as the sole owner thereof.

(c)	Neuralab Solely Owned Inventions. The filing, prosecution and maintenance of patents directed to the Licensed Product are solely owned by Neuralab and will be under the control of Neuralab, at its sole cost and expense. In the event Neuralab shall obtain title to a patent claim containing [**] as [**] of its [**] (an “[**]”), Neuralab shall not assert any such-claim against Aquila based on the making, using or selling of [**], unless Neuralab has reasonable grounds to believe it will [**] in the [**] of a [**] not [**] the [**] as [**]of its [**] (an “[**]”), and if Neuralab shall prevail on an [**] but fail to prevail on an [**], Neuralab shall not seek enforcement of any judgment thereon and shall dismiss said action on said [**]. Neuralab further agrees not to assert any such [**] against any other licensee of Licensed Patents of Aquila based on such licensee making, using or selling of [**] unless Neuralab has reasonable grounds to believe it will [**] such licensee of Aquila in the [**] of an [**], provided that such licensee has through Aquila [**] into an [**] to [**] any other [**] of [**] any [**] as to which such licensee has obtained title. If Neuralab shall [**] on an [**] against such licensee but fail to [**] on an [**], Neuralab shall not [**] of [**] thereon and [**] said [**] on said [**].

11.3	Third Party Infringement. Either Party promptly shall notify the other Party in writing of any alleged infringement of the Licensed Patent Rights and of any available evidence thereof. The Parties shall consult as to a potential litigation strategy or strategies against any alleged infringer. If the Parties commence and prosecute a suit jointly, Neuralab

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

shall pay all associated attorney’s fees and out-of pocket litigation expenses. All monies recovered upon the final judgment or settlement of any such action shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of the Parties, (b) second (to the extent that damages are awarded for lost sales or lost profits from the sale of Licensed Products), to Neuralab with Aquila receiving the royalties that would have been payable to Aquila on the sale of such Licensed Products, and (c) the remainder to be split between the Parties. If the Parties do not decide to jointly commence an action within [**] of the notice specified above, or otherwise terminate the alleged infringement, Aquila shall have the right, at its expense, to bring suit against the allegedly infringing party.

11.4	Trademarks. Neuralab, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks and tradenames that it employs in connection with Licensed Products. The terms “trademark” or “tradename” shall include, without limitation, the name or names of any Licensed Products, the design of the packaging of any Licensed Products, and the appearance of dosage forms of any Licensed Product. Neuralab shall own such tradenames and trademarks and shall retain ownership upon termination of this Agreement. Without the express written consent of Aquila, Neuralab shall not use and shall acquire no interest in the trademarks of Aquila.

12.	Miscellaneous Provisions.

12.1	No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, distributorship, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.2	Assignments. Neither Party shall assign any of its right or obligations hereunder or this Agreement except that either Party may do so: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of such Party; (b) to any wholly-owned subsidiary if such Party remains liable and responsible for the performance and observance of all of the subsidiary’s duties and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

obligations hereunder, (c) with the prior written consent of the other Party; or (d) as incident to a joint venture between Neuralab and a corporate partner. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.2 shall be void.

12.3	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, [**] agrees to provide a [**] to [**] to [**] for the Adjuvant.

12.4	No Name or Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the names “Aquila Biopharmaceuticals, Inc.,” “Neuralab Pharmaceuticals, Inc.,” “Neuralab Corporation, plc” or ‘Neuralab Limited” or any contraction thereof or any other trade name or trademark of Aquila or Neuralab in connection with the performance of this Agreement.

12.5	Public Announcements. Except as may otherwise be required by applicable law, regulation or Security and Exchange Commission reporting requirements, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party (not to be unreasonably withheld).

12.6	Force Majeure. If any default or delay occurs which prevents or materially impairs a Party’s performance and is due to a cause beyond the Party’s reasonable control, including but not limited to any act of any god, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, the affected Party promptly shall notify the other Party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

possible. Neither Party shall be liable to the other Party for any loss or damage due to such cause. Neither Party may terminate this Agreement because of such default or delay, unless such event continues unabated for a period of [**], in which case the Party disadvantaged by such default or delay may, at its option, terminate this Agreement upon written notice to the other Party.

12.7	Entire Agreement of the Parties, Amendments. This Agreement, including the exhibits attached hereto which are incorporated herein, constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

12.8	Severability. In the event that any of the provisions of this Agreement shall for any reason be held by any court or authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unenforceable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

12.9	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.10	Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and performed wholly within such state without regard to its principles of conflicts of laws.

12.11	Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (with written confirmation to follow via United States first class mail) or [**] after being sent by United States certified mail to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by written notice to the other Party in accordance with this Section.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

If to Aquila, addressed to:

Aquila Biopharmaceuticals, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Attention: President

Telephone: 508-628-0100

Facsimile: 508-766-2705

If to Elan, addressed to:

Elan Pharmaceuticals, Inc.

800 Gateway Boulevard

South San Francisco, CA 94080

Attention: General Counsel

Telephone: 650-877-0900

Facsimile: 650-875-3620

If to Neuralab, addressed to:

Neuralab Limited

c/o EISL

1025 St. James Court

Flatts, Smiths, FLO4

Bermuda

12.12	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

12.13	Compliance with Laws. Neuralab and Aquila each shall comply with all applicable laws in connection with its own performance under this Agreement. Without limiting the generality of the foregoing, Neuralab shall be responsible for compliance with all applicable product safety, product testing, product labeling, package marking, and product advertising laws and regulations, except with respect to efforts performed by Aquila in which case Aquila shall be responsible for its activities as governed by such laws and regulations.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

12.14	Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by a Party and shall be able to be relied fully on by the Parties.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective corporate officers, duly authorized as of the day and year first above written.

NEURALAB LIMITED

By:	/s/ Kevin Insley
Name:	Kevin Insley
Title:	Vice President

AQUILA BIOPHARMACEUTICALS, INC.

By:	/s/ Alison Taunton-Rigby
Name:	Alison Taunton-Rigby
Title:	President and CEO

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of Aquila executing and delivering the within agreement, Elan hereby unconditionally guaranties to Aquila, its successors and assigns, full and prompt payment and performance of all of the obligations of Neuralab in connection with the within agreement. This guaranty shall operate as continuing, absolute and irrevocable. The liability of Elan hereunder should be primary, and Elan hereby waives all suretyship defenses.

ELAN PHARMACEUTICALS, INC.

By:	/s/ Paul Goddard
Name:	Paul Goddard
Title:	CEO

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT A

Licensed Patent Rights

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.